                                                                       Exhibit 4

[LOGO OF MASSMUTUAL APPEARS HERE]
Massachusetts Mutual Life Insurance Company
Springfield MA 01111-0001

-----------------
Deferred Variable Annuity
Contract
With Oppenheimer Variable Account Funds
and MML Series Investment Funds

--------------------------------------------------------------------------------
       Policy Number

             Insured

         Face Amount

--------------------------------------------------------------------------------


Dear Contract Owner:

READ YOUR CONTRACT CAREFULLY. We have used examples to explain some of the provisions. These examples do not reflect the actual amounts or status of this contract. As you read through the contract, remember the words "we," "us," and "our" refer to Massachusetts Mutual Life Insurance Company.

We will pay the maturity benefit to the Payee when this contract matures if the Annuitant and Owner are living at that time. If the Annuitant or Owner dies before this contract matures, we will pay the death benefit to the Beneficiary when due proof of the death is received at our Service Center. Either payment is subject to the terms of this contract, which are contained on this and the following pages.

For service or information on this contract, contact our Service Center.

YOU HAVE A RIGHT TO RETURN THIS CONTRACT. If you decide not to keep this contract, return it within ten days after you receive it. It may be returned by delivering or mailing it to our Service Center. Then, the contract will be as though it had never been issued. We will promptly refund the accumulated value of this contract on the date we receive it, plus any deductions made from the purchase payments.

Signed for Massachusetts Mutual Life Insurance Company at Springfield, Massachusetts.

Sincerely yours,



                  /s/ Signature appears here     /s/ Signature appears here
                  President                      Secretary

This Contract provides that:    Flexible purchase payments may be made, while
                                    the Annuitant and Owner are living, to the date this contract matures.
                                A death benefit is payable if the Annuitant or
                                    Owner dies before this contract matures.
                                A monthly life income is payable beginning on
                                    the date this contract matures if the
                                    Annuitant and Owner are living at that time.

This Contract is not participating. It does not provide for the payment of dividends.

All values and payments based on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount.

Contract Summary

This Summary briefly describes some of the major contract provisions. Since it does not go into detail, the actual provisions will control. See those provisions for full information and any limits that may apply. The "Where To Find It" on the inside of the back cover shows where these provisions may be found.

We will pay a maturity benefit if the Annuitant and Owner are living on the maturity date and the contract is in force at that time. We will pay a death benefit if the Annuitant or Owner dies before this contract matures and while it is in force. "In force" means that the contract has not terminated. Since this is a variable annuity contract, neither of these benefits is guaranteed as to dollar amount. Instead, all values and benefits that depend on the investment performance of the Separate Account shown on the Schedule Page are variable and not guaranteed as to dollar amount.

Purchase payments for this contract are flexible. Therefore, after the first purchase payment has been paid, there is no requirement that any specific amount of purchase payment be made on any date. Instead, within the limits stated in the contract, any amount may be paid on any date before the maturity date while the Annuitant and Owner are living.

Rights available under this contract include the rights to:

      .  Assign this contract;
      .  Change the Owner, the Payee, or any Beneficiary;
      .  Redeem this contract;
      .  Make partial redemptions;
      .  Change the date this contract matures;
      . Allocate purchase payments among the divisions of the Separate Account; and
      .  Transfer values among the divisions of the Separate Account.

This contract also includes a number of Payment Options. These provide alternative ways to pay the maturity value, the death benefit, or the amount payable upon redemption of this contract.

                               THE SCHEDULE PAGE

This page shows specific information about this contract and is referred to throughout the contract.

         CONTRACT NUMBER   0 000 000

               ANNUITANT   John A Doe

                  AMOUNT   Monthly Income Provided By Maturity Value

Issue Date      JUL 01 1994
Contract Date   JUL 01 1994
Maturity Date   JUL 01 2024
Annuitant's age on Contract Date   35 MALE
--------------------------------------------------------------------------------

BASIC CONTRACT INFORMATION
--------------------------

Plan
----
Deferred Variable Annuity
--------------------------------------------------------------------------------

SERVICE CENTER INFORMATION
--------------------------

Mailing Address:                         Telephone Number: 1-800-NNN-NNNN
                -----------------------

                -----------------------
                             NNNNN-NNNN
                -----------------------

We will send written notice of any change in the mailing address or telephone number of the Service Center.
--------------------------------------------------------------------------------

PURCHASE PAYMENT INFORMATION
----------------------------

First Purchase Payment               See confirmation notice
--------------------------------------------------------------------------------

SEPARATE ACCOUNT INFORMATION!!!!!(See The Separate Account provision in Part 3.)
---------------------------------

The Separate Account referred to in this contract is Massachusetts Mutual Variable Annuity Separate Account 1.

The divisions of the Separate Account are:

    MML Money Market Division    Oppenheimer Money Division           Oppenheimer Multiple Strategies Division
    MML Managed Bond Division    Oppenheimer Bond Division            Oppenheimer Growth Division
    MML Blend Division           Oppenheimer Strategic Bond Division  Oppenheimer Capital Appreciation Division
    MML Equity Division          Oppenheimer High Income Division     Oppenheimer Global Securities Division


Each division invests in a corresponding Fund. The investment strategy and objectives for each Fund are given in the Prospectus.
--------------------------------------------------------------------------------

OTHER INFORMATION
-----------------

Owner and Beneficiary - see application attached to this contract.

                          Part 1.   The Basics Of This Contract

                          In this Part, we discuss some basic concepts that are necessary to understand this contract.

The Parties Involved -    The Owner is the person who owns this contract, as
Owner, Joint Owner,       shown on our records.
Annuitant, Beneficiary,
Irrevocable Beneficiary,  A Joint Owner may be named on this contract. In this
Payee                     case, the Owner and the Joint Owner will have equal
                          and undivided interest in this contract. While a Joint
                          Owner is named under this contract:

                                  . All rights and benefits conditioned on the Owner living are conditioned on both the Owner and the Joint Owner living;
                                  .  Either the Owner or the Joint Owner may
                                     exercise an Owner right with the consent, satisfactory to us, of the other;
                                  . All notices, any tax forms, and any other mailings about this contract will be sent to the Owner's mailing address; and
                                  . Any benefit payable upon the death of the Owner will be payable upon the death of the Owner or the Joint Owner, whomever dies first.

                          The Annuitant is the person on whose life this contract is issued. Payment of the maturity benefit will be made if that person is living when this contract matures. The Annuitant may be the Owner of this contract, or someone else may be the Owner; in the latter case, payment of the maturity benefit will be made if both the Annuitant and Owner are living when this contract matures.

                          Example: You buy a contract on your own life and name yourself as Owner. In this case, you are both the Annuitant and Owner. If you buy a contract on your spouse's life and name yourself as Owner, then the Annuitant and Owner are different people.

                          A Beneficiary is any person named on our records to receive death proceeds after the Annuitant or Owner dies. There may be different classes of Beneficiaries, such as primary and secondary. These classes set the order of payment. There may be more than one Beneficiary in a class.

                          Example:  Debbie is named as primary (first)
                                    Beneficiary. Anne and Scott are named as Beneficiaries in the secondary class. If Debbie is alive when the Annuitant dies, she receives any death benefit. But if Debbie is dead and Anne and Scott are alive when the Annuitant dies, Anne and Scott receive any death benefit.

                          Any Beneficiary may be named an Irrevocable
                          Beneficiary. An Irrevocable Beneficiary is one whose consent is needed to change the named Beneficiary. Also, this Beneficiary must consent to the exercise of other contract rights.

                          The Payee is the person named on our records to receive the maturity benefit when this contract matures. The Annuitant is the Payee unless the Owner names another Payee.

Dates - Contract Date,    Two important dates shown on the Schedule Page are the
Contract Anniversary      Contract Date and the Issue Date.
Date, Contract Year,
Issue Date, Maturity      The Contract Date is the starting point for
Date                      determining Contract Anniversary Dates and Contract
                          Years. The first Contract Anniversary Date is one year after the Contract Date. The period from the Contract
                          Date to the first Contract Anniversary Date, or from one Contract Anniversary Date to the next, is called a Contract Year.

                          Example: The Contract Date is June 10, 19X1. The first Contract Anniversary Date is June 10, 19X2. The period from June 10, 19X1, through June 9, 19X2, is a Contract Year.

                          The Issue Date is used to determine the start of the contestability period. We discuss contestability below.

                        Another important date shown on the Schedule Page is the maturity date. This is the date the maturity benefit is payable unless an earlier or later maturity date is elected (see Part 4). The maturity benefit will be payable only if this contract is in force and the Annuitant and Owner are living on the maturity date.

This Is A Legal         This annuity is a legal contract between the Owner and
Contract                us. The entire contract consists of the application and
                        the annuity, which includes any riders. We have issued this contract in return for the application and the payment of the first purchase payment. Any change or waiver of its terms must be in writing and signed by our Secretary or an Assistant Secretary to be effective.


Trusts And Other        We are not responsible for carrying out the terms of any
Agreements              trust or other agreement that is not a part of this
                        contract. Our only responsibility is to perform according to the terms of this contract.

Representations And     We rely on all statements made by or for the Annuitant
Contestability          in the application. Legally, these statements are
                        considered to be representations and not warranties. We can bring legal action to contest the validity of this contract for any material misrepresentation of a fact.
                        To do so, however, the misrepresentation must have been in the application for this contract and a copy of the application must have been attached to this contract when issued.

                        In the absence of fraud, we cannot contest the validity of this contract after it has been in force during the lifetime of the Annuitant for two years from its Issue Date.

Misstatement Of Age     One of the questions in the application concerns the
Or Sex                  Annuitant's date of birth; another concerns the
                        Annuitant's sex. If the sex or date of birth given is not correct, all benefits and amounts payable under this contract will be what would have been provided if the correct sex and date of birth had been given.

                        No life income payments will be made until we have received satisfactory proof of the Annuitant's sex and date of birth at our Service Center.

Meaning Of In Force     "In force" means that this contract has not terminated.
                        This contract is in force from its Issue Date or, if later, the date the first purchase payment is paid.
                        Subject to the Right To Terminate Contract provision in
                        Part 2, payment of future purchase payments is not required to continue this contract in force.

Service Center          All service for this contract is provided through our
                        Service Center. The mailing address and telephone number of our Service Center are shown on the Schedule Page. We will send written notice of any change in this information.

Contract State          This contract shall be construed according to the laws
                        of the state in which it was delivered.

Currency All payments made to us and by us will be in the lawful currency of the United States of America. All monetary amounts shown in this contract are in U.S. dollars.

Contract Is Not         This contract is "not participating," which means that
Participating           no dividends are payable on this contract.

                        Part 2.   Purchase Payments

                        Purchase payments are the amounts that may be paid to us under this contract. Purchase payments for this contract are discussed in this Part.

The First Purchase      The first purchase payment for this contract is due on
Payment                 the Contract Date. This contract will not be in force
                        until the first purchase payment has been paid to us.

Purchase Payment        After the first purchase payment has been paid and
Flexibility             subject to the Right To Terminate Contract provision,
                        payment of additional purchase payments is not required to continue the contract in force. Instead, any amount may be paid at any time before the maturity date while the Annuitant and Owner are living. However, no purchase payment can be less than $100 without our consent.

                        We have the right to set a maximum limit on the total amount of purchase payments that may be made under this contract. Any such limit will not be less than $500,000.

Right To Terminate      We have the right to terminate this contract if:
Contract

                          . No purchase payment has been made for at least two consecutive years measured from the date we received the last purchase payment; and
                          . Each of the following amounts is less than $2,000 on the date we send notice of our election to terminate this contract:
                               (1) The accumulated value of this contract (see
                                   Part 3) less any premium tax we would deduct on redemptions;
                               (2) The cash redemption value (see Part 4); and
                               (3) The sum of all purchase payments made into
                                   this contract less any partial redemption amounts.

                        If we exercise this right, we will mail a written notice of termination to the Owner at the last known address shown on our records. This notice will state that the contract will terminate 30 days after we have mailed the notice unless we receive a purchase payment that brings the accumulated value (less any premium tax) to at least $2,000 before that time.

                        If we terminate this contract, we will pay to the Owner the greater of the amounts in items (1) and (2) above.

Where To Pay            All purchase payments are payable to us at our Service
                        Center. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any purchase payment made.

Net Purchase Payments   A net purchase payment is a purchase payment we receive
                        less any premium tax we deduct at that time.

Allocation Of Net       Each net purchase payment we receive will be allocated
Purchase Payments       among the divisions of the Separate Account, as directed
                        in the application. This allocation will remain in effect until changed by any later election satisfactory to us and received at our Service Center.

                        Part 3.   Separate Account, Values, And Charges

                        This contract provides that the accumulated value is based on the investment performance of the Separate Account and is not guaranteed as to dollar amount. This Part gives information about the Separate Account and the values and charges connected with it.

The Separate Account    The Separate Account shown on the Schedule Page is a
                        separate investment account we have established under Massachusetts law. It is subject to the laws of the state in which this contract was delivered.

                        The Separate Account has several divisions. Each division invests in shares of an investment Fund. The divisions are shown on the Schedule Page.

                        The values of the assets in the divisions are variable and are not guaranteed. They depend on the investment results of the Separate Account shown on the Schedule Page.

                        We own the assets of the Separate Account. Those assets will only be used to support variable annuities. A portion of the assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we may conduct. However, we may transfer assets exceeding the reserves and other liabilities of the Separate Account to our general account. The income and capital gains and losses, whether or not realized, from each division of the Separate Account are credited to or charged against that division without regard to any of our other income and capital gains or losses. The assets of the Separate Account are protected from the claims of our creditors.

Changes In The          We have the right to establish both additional divisions
Separate Account        of the Separate Account and additional Separate Accounts
                        from time to time. Amounts credited to any additional divisions established would be invested in shares of other Funds. For any division, we have the right to substitute new Funds.

                        Subject to applicable provisions of federal securities laws, we have the right to change the investment policy of any division of the Separate Account with the approval of the Massachusetts Insurance Commissioner. If required, evidence of the approval of a material change by the Massachusetts Insurance Commissioner will be filed with the insurance supervisory official of the state where this contract is delivered. We will notify the Owner if the Massachusetts Insurance Commissioner approves any material change.

                        We have the right to withdraw availability of any division of the Separate Account for future amounts being credited. We will notify the Owner before we withdraw any division of the Separate Account.

                        We have the right to operate the Separate Account as a unit investment trust under the Investment Company Act of 1940 or in any other form permitted by law.

Accumulation Units      Accumulation units are used to measure the variable
And Annuity Units       values on or before the maturity date of this contract.
                        Annuity units are used to determine the amount of each payment of Variable Monthly Income after those payments have begun. The value of a unit is determined as of the valuation time on each valuation date for valuation of the Separate Account. The value of any unit can vary from valuation date to valuation date. That value reflects the investment performance of the division of the Separate Account applicable to that unit. The value of accumulation units and annuity units is discussed further in Part 7.

Valuation Date,         A valuation date is any date the New York Stock Exchange
Valuation Time,         (or its successor) is open for trading. A valuation
Valuation Period        period is the period of time from the end of one
                        valuation date to the end of the next valuation date.
                        The valuation time is the time of day the New York Stock
                        Exchange (or its successor) closes on a valuation date.
                        All actions to be performed on a valuation date will be performed as of the valuation time.

Purchase And Sale Of    Amounts may be credited to a division of the Separate
Accumulation Units      Account through:

                          . Allocation of net purchase payments to the division (see Part 2); and
                          . Transfers of values to the division from other divisions (see Transfers Of Values provision in
                               Part 4).

                        Amounts may be taken from a division through:

                          .    Maturity of the contract (see Part 5);
                          .    Death of the Annuitant or Owner (see Part 5);
                          .    Full or partial redemption (see Part 4);
                          .    Transfers of values from the division to any
                               other divisions (see Part 4);
                          .    Assessment of an administrative charge from the
                               division (see Administrative Charge provision below in this Part); and
                          .    Assessment of a transfer fee from the division
                               (see Transfer Fee provision below in this Part).

                        Amounts are credited to and taken from divisions of the Separate Account by purchasing and selling accumulation units. Accumulation units will be purchased and sold at the unit value as of the valuation time on the valuation date of purchase or sale. The number of units purchased or sold will be the amount of money for purchase or sale divided by that unit value.

                        Example: The amount applied is $550. The date of
                                 purchase is June 10, 19X4. The accumulation unit value on that date is $10. The number of units purchased would be 55 ($550 divided by $10 = 55). If, instead, the unit value was $11, then the amount applied would purchase 50 units ($550 divided by $11 = 50).

                        If a purchase payment, or a request that causes us to purchase or sell accumulation units, is received by us before the valuation time on a valuation date, accumulation units will be purchased or sold as of that valuation date. Otherwise, accumulation units will be purchased or sold as of the next following valuation date.

                        In no case will accumulation units be purchased or sold before the Contract Date.

Accumulated Value Of    The value of the accumulation units credited to this
Contract                contract in a division of the Separate Account is equal
                        to the accumulation unit value in that division on the date the value is determined, multiplied by the number of those units in that division.

                        The accumulated value of this contract on any date is the total of the values of the accumulation units credited to this contract in each division of the Separate Account.

Administrative Charge   An administrative charge will be assessed each year on
                        the Contract Anniversary Date. An administrative charge will also be assessed upon full redemption, death, or maturity. In either case, however, we will not assess the charge if the accumulated value of the contract at that time is $50,000 or more.

                        The amount of the administrative charge will be determined each year by us. However, it will not exceed $50, or any lower limit required by law. Any administrative charge assessed will be taken from all divisions in the Separate Account on a pro rata basis, based on the value of the accumulation units credited to this contract in each division.

                        The administrative charge discussed in this provision is in addition to any charge for administrative expenses contained in the asset charge discussed in the Net Investment Factor provision in Part 7.

Deductions For Sales    Sales charges are not deducted from purchase payments
Charges                 when received by us. Instead, we may make deductions for
                        sales charges from amounts payable upon full or partial redemption of this contract. We may also make deductions for sales charges from the death benefit in certain cases. Finally, we may make deductions for sales charges from the maturity value on the maturity date of this contract.

                        In certain situations, however, sales charges will not apply. Sales charges will not be assessed on the following amounts of purchase payments:

                           1. All amounts paid as death benefits due to the Annuitant's death if the Annuitant's age on the Contract Date (shown on the Schedule Page) is 75 or less;

                           2. The full amount if the Annuitant has not reached age 59 1/2 and all proceeds from maturity or full redemption of this contract are applied under any one, or more than one, of the following payment options:

                                    a. Variable Monthly Income Option B with
                                       payments for 10 years or more; and

                                    b. Variable Monthly Income Options C, E, and
                                       F;

                             3. The full amount if the Annuitant has attained
                                age 59 1/2 and all proceeds from maturity or full redemption of this contract are applied under any one, or more than one, of the following payment options:

                                  a. Fixed Income or Variable Monthly Income
                                     Option B with payments for 10 years or
                                     more; and
                                  b. Fixed Income or Variable Monthly Income
                                     Options C, E, and F;

                             4. During any Contract Year:

                                  a. Any amounts not yet redeemed for which the
                                     sales charge percentage (see Amount Of
                                     Sales Charge provision below) is 0%; and
                                  b. 10% of the amounts not yet redeemed for
                                     which the sales charge percentage is 1% or greater.

Amount Of Sales Charge  Sales charges are based on the purchase payments made and the time that has passed since we received them.

                        The part of the sales charge related to a purchase payment is a level percentage of that payment during each year since it was paid. For each successive year, the percentage decreases until it becomes zero. Sales charge percentages for each purchase payment are shown in the table below.

                          Year Since               Year Since
                           Payment    Percentage    Payment          Percentage
                          ----------  ----------   -----------       ----------
                            1st           7%          5th                 3%
                            2nd           6           6th                 2
                            3rd           5           7th                 1
                            4th           4           8th and later       0

                        Example: You make a $1,000 purchase payment on May 10,
                                 19X1. The part of the sales charge related to this purchase payment is:
                                       $70 from May 10, 19X1 through May 9,
                                       19X2;
                                       $60 from May 10, 19X2 through May 9,
                                       19X3;
                                        :
                                       $10 from May 10, 19X7 through May 9,
                                       19X8; and $0 thereafter.

                        Subject to the limits stated above in the Deductions For Sales Charges provision, the sales charge at any time is based solely on the purchase payments assumed to be redeemed at that time. In determining the sales charge, we assume that purchase payments are redeemed in the order in which they are paid. Any amounts in excess of purchase payments are assumed to be redeemed last.

                        Example: You've made two purchase payments of $1,000
                                 each, one on May 10, 19X1, and the other on July 21, 19X4.

                                 You make your first request for a partial redemption on August 7, 19X5; it is for $800. The sales charge is based solely on the first $1,000 purchase payment, made in 19X1, since it exceeds the $800 requested. Since August 7, 19X5, is during the 5th year since the purchase payment was made, the sales charge percentage is 3%. But a sales charge is assessed only on $600 (all but 10% of the $2,000 not yet redeemed). The sales charge is therefore $18 (3% of $600), and you receive $782.

                                 You request a second partial redemption of $800 on September 21, 19X8. The sales charge is based on the remaining $200 from the first purchase payment and on $600 from the second. The percentage for the first purchase payment is 0% (8th year since payment) and for the second is 3% (5th year since payment). But a sales charge is assessed only on $500 (none of the $200 not yet redeemed having a percentage of 0% and, on the $600, all but 10% of the $1,000 not yet redeemed having a percentage of 1% or greater). The sales charge is then $15 (3% of $500), and you receive $785.

                        Part 4.   Life Benefits

                        This variable annuity contract provides a maturity benefit if the Annuitant and Owner are living on the maturity date and the contract is in force at that time. It provides a death benefit if the Annuitant or Owner dies before the maturity date while the contract is in force. There are other rights and benefits available under this contract. These "Life Benefits" are discussed in this Part.

                        Contract Ownership

Rights Of Owner         While the Annuitant is living, the Owner may exercise
                        all rights given by this contract or allowed by us.
                        These rights include assigning this contract, changing
                        Beneficiaries, changing ownership, enjoying all contract benefits, and exercising all contract options. The consent of any Irrevocable Beneficiary is needed to exercise any contract right.

Assigning This          This contract may be assigned. But for any assignment to
Contract                be binding on us, we must receive a signed copy of it at
                        our Service Center. We will not be responsible for the validity of any assignment.

                        Once we receive a signed copy, the rights of the Owner and the interest of any Beneficiary or any other person will be subject to the assignment.

Changing The Owner,
Payee, Or Beneficiary   The Owner, the Payee, or the Beneficiary may be changed
                        while the Annuitant is living. We do not limit the number of changes that may be made. To make a change, the Owner's written request, satisfactory to us, must be received at our Service Center. The change will take effect as of the date the request is signed, even if the Annuitant or Owner dies before we receive it. Each change will be subject to any payment we made or other action we took before receiving the request.

Transfers Of Values     Transfers of values are subject to the limitations
                        stated in the Limitations On Transfers provision below.
                        Subject to those limitations, transfers of values may be made upon direction, satisfactory to us, received at our Service Center. These transfers are transfers of values between divisions of the Separate Account. Before any proceeds from this contract are applied to a payment option, these transfers will be made by selling all or part of the accumulation units in a division and applying the value of the sold units to purchase units in any other division. While payments are being made under a Variable Monthly Income payment option, these transfers will be made by exchanging all or part of the annuity units in a division for a number of annuity units in any other division that give the same amount of monthly income as of the date of transfer.

                        An amount transferred from a division of the Separate Account may be expressed in terms of either a dollar amount or a whole-number percentage.

                        Transfers will be as of the valuation date specified in the Purchase And Sale Of Accumulation Units provision in
                        Part 3. All transfers made on one date will be considered one transfer.

Limitations On          The smallest amount that can be transferred from a
Transfers               division of the Separate Account is $500 or, if less,
                        the value of the accumulation units or annuity units credited to this contract in that division.

                        We reserve the right to limit the number and frequency of transfers allowed during any Contract Year.

                        Transfers cannot be made during the 30-day period ending on the maturity date.

Transfer Fee            We reserve the right to assess a transfer fee of $20 for
                        each transfer of value in a Contract Year in excess of four transfers.

                        If we assess a transfer fee, it will be assessed as of the date of the transfer. Any transfer fee assessed will be taken from the divisions of the Separate Account from which the amounts are transferred.

                        Redeeming This Contract

Right To Redeem         This contract may be redeemed for its cash redemption
                        value, while the Annuitant and Owner are living, at any time before it matures. Redemption will be effective on the date we receive this contract and a written redemption request, satisfactory to us, at our Service
                        Center. A later effective date may be elected in the redemption request.

Cash Redemption Value   The cash redemption value on any date is the accumulated
                        value of this contract less any deductions for sales and administrative charges and less any premium tax we deduct at that time. The accumulated value of this contract is described in Part 3.

Partial Redemptions     Partial redemptions may be made, while the Annuitant and
                        Owner are living, at any time before this contract matures. The request must state the division (or divisions) from which redemption will be made. Partial redemptions will be made by selling a sufficient number of accumulation units to provide the partial redemption including any sales charge deduction that applies to that redemption.

                        Any partial redemption will be subject to the limits set forth below.

                             .    Any partial redemption must be for at least
                                  $100.
                             .    The accumulated value of the contract
                                  remaining after a partial redemption must be at least $1,000 plus any premium tax we would deduct at that time on a full redemption.

When And How We Pay     Any partial redemption made will be paid in one sum.
                        However, if the entire contract is redeemed, the cash redemption value may be paid in one sum or applied under any payment option. See Part 6.

                        We will pay all redemptions within seven days after the written request for the redemption is received by us at our Service Center. However, this time period is subject to any extension permitted under federal laws, rules, and regulations applying to redemption of variable annuity contracts.

                        Right To Change The Maturity Date

Electing An Early       Before this contract matures and while it is in force,
Maturity Date           the maturity date may be changed to any date that is
                        earlier than the maturity date then in effect. To elect an earlier maturity date, we require that the Owner's written election for the change be received at our Service Center at least 30 days before the early maturity date wanted.

Electing A Later        Before this contract matures and while it is in force,
Maturity Date           the maturity date may be changed to any date that is
                        later than the maturity date then in effect. However, that later maturity date must be on or before the Contract Anniversary Date nearest the Annuitant's 90th birthday. To elect a later maturity date, the Owner must send us written election to be received at our Service
                        Center within 90 days before the maturity date then in effect. Any rider this contract has will be cancelled when the change is made.

                        Other Provisions Regarding Life Benefits

Periodic Statements     While this contract is in force before the maturity
                        date, or the Annuitant's or Owner's death if earlier, we will send a Status Report to the Owner at least semiannually. This Report will show:

                             .    The number of accumulation units in each
                                  division of the Separate Account;
                             .    The accumulation unit value in each division
                                  of the Separate Account;
                             .    The accumulated value of this contract;
                             .    The cash redemption value of this contract;
                                  and
                             .    Any other information required by applicable
                                  law.

                        All this information will be as of a date not more than 45 days before the date the Status Report is mailed.

                        We will also give the Owner any other periodic reports, containing information about this contract, that may be required by federal or state law.

Receipt Of Information  Any directions, requests, or other information received other than by mail at our Service Center after the time set for valuation of the Separate Account will be deemed to have been received the next day.

                        Part 5.   Maturity Benefit And Death Benefit

                        The maturity benefit is the payment we will make when this contract matures if the Annuitant and Owner are living at that time. The death benefit is the amount of money we will pay when we receive due proof at our Service Center that the Annuitant, or Owner if the Annuitant is still living, has died before the contract matures. These benefits are discussed in this Part.

                        Maturity Benefit

Maturity Value          The maturity value is the cash redemption value of this
                        contract on the maturity date.

Monthly Life Income     When this contract matures, the maturity value will be
                        applied to provide a monthly life income under Variable
                        Monthly Income Payment Option C, as described in Part 6.
                        This income will be based on the life of the Annuitant and will be paid for the lifetime of the Annuitant. The first payment is due on the maturity date. Future payments will be due on the same day of the month as the maturity date. The final payment will be the last one due before the Annuitant's death.

                        There is a guarantee as to the first 120 income payments. If the Annuitant dies before all these payments are made, we will continue to make payments until 120 income payments have been made.

                        The Owner may change the payment option at any time, while the Annuitant is living, up to 30 days before the maturity date.

Alternate Settlements   There are other settlements available when this contract
At Maturity             matures. That is, the Owner may elect to have the
                        maturity value either applied under any other payment option discussed in Part 6 or paid in one sum.

                        In any case, if an assignment of this contract is in effect on the maturity date, we have the right to pay the maturity value in one sum. Any amount due the assignee will be paid to the assignee. The balance, if any, will be paid to the Owner.

Restriction On Rights   The Annuitant cannot assign, transfer, or place any
                        restriction on this contract without the Owner's written consent. No income payment under this contract can be assigned, transferred, or taken in advance of its due date, and the right to receive any income payments cannot be restricted, without the Owner's written consent. In any case, the Owner's written consent must be given before the Annuitant dies and must be received at our Service Center.

                        Death Benefit

Amount Of Death         The amount of the death benefit is determined as of the
Benefit                 date we receive due proof of death at our Service
                        Center.

                        If the death benefit is payable due to the death of the Annuitant, the amount of the death benefit is the greater of:

                                . The accumulated value of this contract less any deduction for administrative charge (and any sales charge if the Annuitant's age on the Contract Date exceeds 75); and
                                .    The accumulation at interest of all
                                     purchase payments made less any partial
                                     redemption amounts, but not more than twice the sum of purchase payments less partial redemption amounts. The effective annual rate of interest used in this accumulation will be 5% for any period before the Annuitant's 75th birthday and 0% thereafter.

                        In all cases, the amount of death benefit due to the Annuitant's death is reduced by any premium tax we deduct at that time.

                        If the Owner is not the Annuitant and the death benefit is payable due to the death of the Owner, the amount of the death benefit will be the cash redemption value of this contract.

                        Interest On Maturity Or Death Benefit

Interest Payable        If the maturity value is paid in one sum after this
                        contract matures, we will add interest from the maturity date to the date of payment. If the death benefit is paid in one sum, we will add interest from the date proof of death is received to the date of payment.

                        If the death benefit is applied under a payment option, interest will be paid from the valuation date that is on or next follows the date written notice of death is received to the effective date of that option. It will be paid in one sum to the Beneficiary living on the effective date.

                        In all cases, the amount of interest payable on the maturity value or death benefit will be the same as would be paid under Option D of the payment options for the applicable period of time. See Part 6 for a description of Option D.

                        Part 6.   Payment Options

                        These are Optional Methods of Settlement. They provide alternate ways in which payment can be made. This contract provides Fixed Income payment options. It also provides Variable Monthly Income payment options. These two types of options are discussed below. Any other payment option agreed to by us may be elected.

Fixed Income Payment    A Fixed Income payment option provides payments that are
Options                 guaranteed by us under our general account. The amounts
                        of these payments do not depend on the investment performance of the Separate Account.

                        All the payment options described in this Part are available on a Fixed Income basis. They are described in terms of monthly payments. However, annual, semiannual, or quarterly payments may be requested instead. The amount of these payments will be determined in a way that is consistent with monthly payments and will be quoted on request.

Variable Monthly        A Variable Monthly Income payment option provides
Income Payment          payments that are not guaranteed as to dollar amount.
Options                 Instead, they are based on the investment performance of
                        the Separate Account. Payment options B, C, E, and F are available on a Variable Monthly Income basis. Payment can only be made monthly. The manner in which the dollar amounts of Variable Monthly Income payments are computed is set forth in Part 7.

Availability Of         All or part of the death benefit, the maturity value, or
Payment Options         the cash redemption value may be applied under any
                        payment option. If the contract is assigned, any amount due to the assignee will be paid in one sum. The balance, if any, may be applied under any payment option.

                        If the Schedule Page shows that this contract was issued on a unisex rate basis, the female rates shown in the Option C, E, and F Tables apply in all cases. The male rates in those Tables do not apply to unisex-rate contracts.

Minimum Amounts         If the amount to be applied under any option is less
                        than $2,000, we may pay that amount in one sum instead.
                        If payments under a Fixed Income option amount to less than $20 each, we have the right to make payments at less frequent intervals. If the first payment under a Variable Monthly Income option amounts to less than $20, we have the right to make a one-sum payment.

Option A Level Income Payment Option (not available as a Variable Monthly Income option). Monthly payments are level. The amount of each payment may not be less than $10 for each $1,000 applied. Interest will be credited each month on the unpaid balance and added to it. This interest will be at a rate determined by us, but not less than the equivalent of 2 1/2%% per year. Payments continue until the amount we hold runs out. The last payment will be for the balance only.

Option B Fixed Time Payment Option (available as a Fixed Income option and as a Variable Monthly Income option). For either option, monthly payments will be made for any period selected, up to 30 years. For Fixed Income Option B, the monthly payments are level. They depend on the total amount applied, the period selected, and the monthly payment rates we are using when the first payment is due. The rate for any payment will not be less than shown in the Fixed Income Option B Table.

                        For Variable Monthly Income Option B, the payments are not guaranteed as to amount and may vary during the period selected. The Variable Income Option B Table shows the first monthly payment for each $1,000 applied.

                           -----------------------------------------------------
                                        Fixed Income Option B Table

                           Minimum Monthly Payment Rates For Each $1,000 Applied

                                    Monthly           Monthly         Monthly
                             Years  Payment   Years   Payment  Years  Payment
                               1    $84.28      11     $8.64     21    $5.08
                               2     42.66      12      8.02     22     4.90
                               3     28.79      13      7.49     23     4.74
                               4     21.86      14      7.03     24     4.60
                               5     17.70      15      6.64     25     4.46

                               6     14.93      16      6.30     26     4.34
                               7     12.95      17      6.00     27     4.22
                               8     11.47      18      5.73     28     4.12
                               9     10.32      19      5.49     29     4.02
                              10      9.39      20      5.27     30     3.93

                            For quarterly payment, multiply by 2.994. For semiannual payment, multiply by 5.969. For annual payment, multiply by 11.865.

                           -----------------------------------------------------

                           -----------------------------------------------------
                                   Variable Monthly Income Option B Table
                              Monthly Payment Rates For First Payment For Each
                            $1,000 Applied, Based On 4% Assumed Investment Rate

                                    Monthly           Monthly           Monthly
                            Years   Payment   Years   Payment   Years   Payment

                              1     $84.84      11     $9.31      21     $5.81
                              2      43.25      12      8.69      22      5.64
                              3      29.40      13      8.17      23      5.49
                              4      22.47      14      7.72      24      5.35
                              5      18.32      15      7.34      25      5.22

                              6      15.56      16      7.00      26      5.10
                              7      13.59      17      6.71      27      5.00
                              8      12.12      18      6.44      28      4.90
                              9      10.97      19      6.21      29      4.80
                             10      10.06      20      6.00      30      4.72

                           -----------------------------------------------------

Option C Lifetime Payment Option. For Fixed Income Option C, the monthly payments are level. For Variable Income Option C, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the life of a named person. Payments will continue for the life of that person. The three variations are:

                        (1) Payments for life only (available as a Fixed Income option and as a Variable Monthly Income option). No specific number of payments is guaranteed. Payments stop when the named person dies.

                        (2) Payments guaranteed for amount applied (not available as a Variable Monthly Income option). Payments stop when they equal the amount applied or when the named person dies, whichever is later. "Amount applied" means the dollar amount used to provide the income.

                        (3) Payments guaranteed for 5, 10, or 20 years (available as a Fixed Income option and as a Variable Monthly Income option). Payments stop at the end of the selected guaranteed period or when the named person dies, whichever is later.

                        The Fixed Income Option C Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option C Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                          Fixed Income Option C Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                     Payments             Payments Guaranteed For
        Age*         For Life    Amount         5         10         20
    Male  Female       Only      Applied      Years      Years      Years

     35      40       $3.01       $2.95       $3.00      $2.99      $2.97
     40      45        3.18        3.11        3.17       3.16       3.14
     45      50        3.40        3.30        3.39       3.38       3.34
     50      55        3.67        3.53        3.66       3.65       3.58
     55      60        4.03        3.82        4.02       3.99       3.86

     60      65        4.49        4.18        4.47       4.42       4.18
     65      70        5.13        4.63        5.10       4.99       4.51
     70      75        6.01        5.21        5.93       5.69       4.82
     75      80        7.21        5.94        7.03       6.51       5.06

     80      85        8.87        6.89        8.44       7.39       5.20
     85               11.18        8.09       10.19       8.21       5.26

*Age on birthday nearest due date of the first payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                     Variable Monthly Income Option C Table
            Minimum Monthly Payment Rates For First Payment For Each
                   $1,000 Applied, Based on 4% Interest Rate

                     Payments                   Payments Guaranteed For
  Adjusted           For Life                   5                    10
     Age*              Only                   Years                 Years
                    M         F           M          F          M          F
     40          $4.11      $3.90       $4.10      $3.89      $4.09      $3.88
     45           4.31       4.05        4.30       4.04       4.28       4.03
     50           4.56       4.24        4.55       4.23       4.52       4.21
     55           4.87       4.48        4.85       4.47       4.81       4.45
     60           5.28       4.80        5.26       4.79       5.19       4.75

     65           5.85       5.22        5.81       5.20       5.67       5.15
     70           6.61       5.81        6.52       5.77       6.27       5.66
     75           7.62       6.61        7.44       6.54       6.96       6.31
     80           8.96       7.75        8.60       7.58       7.72       7.10
     85          10.77       9.36       10.02       8.96       8.48       7.94

*Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown will be furnished on request.

--------------------------------------------------------------------------------

Option D

Interest Payment Option (not available as a Variable Monthly Income option). We will hold any amount applied under this option. Interest on the unpaid balance will be paid each month at a rate determined by us. This rate will not be less than the equivalent of 2 1/2% per year.

Option E

Joint Lifetime Payment Option (available as a Fixed Income option and as a Variable Monthly Income option). For Fixed Income Option E, the monthly payments are level. For Variable Income Option E, the payments are not guaranteed as to amount and may vary. For either option, the payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments continue for the lifetime of the other. The two variations are:

(1) Payments for two lives only. No specific number of payments is guaranteed. Payments stop when both named persons have died.

(2) Payments guaranteed for 10 years. Payments stop at the end of 10 years or when both named persons have died, whichever is later.

The Fixed Income Option E Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option E Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the monthly rates we are using when the first payment is due. They will not be less than shown in the Table.

--------------------------------------------------------------------------------
                          Fixed Income Option E Table
             Minimum Monthly Payment Rates For Each $1,000 Applied

                          Payments For Two Lives Only

                   M50      M55      M60      M65       M70       M75
         Age*      F55      F60      F65      F70       F75       F80
        M   F

        50  55    $3.25    $3.35    $3.45    $3.52     $3.57     $3.61
        55  60     3.35     3.50     3.64     3.75      3.84      3.91
        60  65     3.45     3.64     3.83     4.00      4.15      4.27
        65  70     3.52     3.75     4.00     4.26      4.50      4.70
        70  75     3.57     3.84     4.15     4.50      4.85      5.17

        75  80     3.61     3.91     4.27     4.70      5.17      5.65
        80  85     3.63     3.95     4.36     4.86      5.45      6.10

                       Payments Guaranteed For 10 Years

                   M50      M55      M60      M65       M70       M75
         Age*      F55      F60      F65      F70       F75       F80
        M   F

        50  55    $3.24    $3.34    $3.44    $3.51     $3.56     $3.60
        55  60     3.34     3.49     3.63     3.74      3.83      3.90
        60  65     3.44     3.63     3.82     3.99      4.14      4.26
        65  70     3.51     3.74     3.99     4.25      4.48      4.67
        70  75     3.56     3.83     4.14     4.48      4.82      5.12

        75  80     3.60     3.90     4.26     4.67      5.12      5.56
        80  85     3.62     3.94     4.33     4.82      5.36      5.94

* Age on the birthday nearest the due date of the first payment. Monthly payment rates for ages not shown will be furnished on request.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    Variable Monthly Income Option E Table
           Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate


              Payments For Two Lives Only - One Male, One Female
Adjusted
Age*      F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85
M 50      $3.98   $4.08   $4.17   $4.26   $4.34   $4.40   $4.45   $4.48
M 55       4.04    4.16    4.29    4.41    4.53    4.62    4.70    4.76
M 60       4.09    4.24    4.40    4.57    4.73    4.88    5.00    5.10
M 65       4.13    4.30    4.50    4.72    4.94    5.16    5.36    5.52

M 70       4.16    4.36    4.59    4.85    5.15    5.46    5.75    6.01
M 75       4.19    4.40    4.65    4.96    5.33    5.74    6.16    6.55
M 80       4.20    4.42    4.70    5.05    5.48    5.98    6.55    7.12
M 85       4.21    4.44    4.73    5.11    5.59    6.19    6.89    7.66

                  Payments For Two Lives Only - Both Females
Adjusted
Age*      F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85
F 50      $3.91   $3.98   $4.04   $4.09   $4.14   $4.17   $4.19   $4.21
F 55       3.98    4.07    4.16    4.24    4.31    4.36    4.40    4.43
F 60       4.04    4.16    4.29    4.41    4.51    4.60    4.66    4.71
F 65       4.09    4.24    4.41    4.57    4.73    4.87    4.98    5.07

F 70       4.14    4.31    4.51    4.73    4.96    5.17    5.36    5.51
F 75       4.17    4.36    4.60    4.87    5.17    5.49    5.79    6.05
F 80       4.19    4.40    4.66    4.98    5.36    5.79    6.23    6.65
F 85       4.21    4.43    4.71    5.07    5.51    6.05    6.65    7.27

            Payments Guaranteed For 10 Years - One Male, One Female
Adjusted
Age*      F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85
M 50      $3.97   $4.07   $4.16   $4.25   $4.33   $4.39   $4.44   $4.47
M 55       4.03    4.15    4.28    4.40    4.52    4.61    4.69    4.74
M 60       4.08    4.23    4.39    4.56    4.72    4.87    4.99    5.07
M 65       4.12    4.29    4.49    4.71    4.93    5.15    5.33    5.47

M 70       4.15    4.35    4.58    4.84    5.13    5.43    5.70    5.93
M 75       4.18    4.39    4.64    4.95    5.31    5.69    6.08    6.41
M 80       4.19    4.41    4.69    5.03    5.44    5.92    6.42    6.87
M 85       4.20    4.43    4.72    5.08    5.54    6.09    6.69    7.28

                Payments Guaranteed For 10 Years - Two Females
Adjusted
Age*       F 50     F 55     F 60    F 65   F 70    F 75    F 80   F 85
F 50      $3.90   $3.97   $4.03   $4.08   $4.13   $4.16   $4.18   $4.20
F 55       3.97    4.06    4.15    4.23    4.30    4.35    4.39    4.42
F 60       4.03    4.15    4.28    4.40    4.50    4.59    4.65    4.70
F 65       4.08    4.23    4.40    4.56    4.72    4.86    4.97    5.05

F 70       4.13    4.30    4.50    4.72    4.95    5.16    5.34    5.48
F 75       4.16    4.35    4.59    4.86    5.16    5.46    5.75    5.97
F 80       4.18    4.39    4.65    4.97    5.34    5.75    6.15    6.50
F 85       4.20    4.42    4.70    5.05    5.48    5.97    6.50    7.00

                                  (Continued)

                * Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part 7. Monthly payment rates for adjusted ages not shown and for two males will be furnished on request.

                ----------------------------------------------------------------

Option F Joint Lifetime Payment Option With Reduced Payments (available as a Fixed Income option and as a Variable Monthly Income option). Monthly payments are based on the lives of two named persons. Payments will continue while both are living. When one dies, reduced payments will continue for the lifetime of the other. These reduced payments will be two-thirds of what they would have been if both persons had continued to live. Payments stop when both named persons have died.

           The Fixed Income Option F Table shows the minimum monthly payment for each $1,000 applied. The Variable Monthly Income Option F Table shows the minimum amount of the first monthly payment for each $1,000 applied. The actual payments will be based on the rates we are using when the first payment is due. They will not be less than shown in the Table.

                ---------------------------------------------------------------

                                  Fixed Income Option F Table
                     Minimum Monthly Payment Rates For Each $1,000 Applied

                                  Payments For Two Lives Only

                                 M50     M55      M60     M65     M70     M75
                      Age*       F55     F60      F65     F70     F75     F80
                   M      F

                  50     55    $3.51   $3.66    $3.82   $3.99   $4.17   $4.35
                  55     60     3.66    3.83     4.02    4.22    4.44    4.66
                  60     65     3.82    4.02     4.24    4.49    4.76    5.04
                  65     70     3.99    4.22     4.49    4.80    5.14    5.49
                  70     75     4.17    4.44     4.76    5.14    5.57    6.02

                  75     80     4.35    4.66     5.04    5.49    6.02    6.60
                  80     85     4.54    4.88     5.31    5.84    6.48    7.22

                * Age on the birthday nearest the due date of the first
                  payment. Monthly payment rates for ages not shown will be furnished on request. Monthly payment rates for ages over 85 are the same as those for 85.

                ---------------------------------------------------------------

--------------------------------------------------------------------------------
                     Variable Monthly Income Option F Table
            Minimum Monthly Payment Rates For First Payment For Each
              $1,000 Applied, Based On 4% Assumed Investment Rate

               Payments For Two Lives Only - One Male, One Female
       Adjusted
        Age*   F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85
       M 50    $4.24   $4.36   $4.49   $4.64   $4.82   $5.01   $5.23   $5.46
       M 55     4.35    4.48    4.63    4.81    5.01    5.23    5.48    5.74
       M 60     4.47    4.62    4.80    5.00    5.23    5.50    5.79    6.09
       M 65     4.62    4.78    4.98    5.22    5.50    5.81    6.16    6.54

       M 70     4.78    4.96    5.19    5.47    5.79    6.18    6.61    7.07
       M 75     4.94    5.15    5.41    5.72    6.11    6.57    7.10    7.68
       M 80     5.12    5.34    5.63    5.99    6.43    6.98    7.63    8.36
       M 85     5.29    5.54    5.85    6.25    6.76    7.39    8.17    9.09

                  Payments For Two Lives Only - Both Females
       Adjusted
        Age*   F 50    F 55    F 60    F 65    F 70    F 75    F 80    F 85
       F 50    $4.11   $4.21   $4.33   $4.46   $4.61   $4.78   $4.96   $5.16
       F 55     4.21    4.33    4.46    4.61    4.78    4.96    5.17    5.39
       F 60     4.33    4.46    4.61    4.78    4.98    5.19    5.43    5.69
       F 65     4.46    4.61    4.78    4.98    5.21    5.47    5.76    6.05

       F 70     4.61    4.78    4.98    5.21    5.49    5.81    6.15    6.52
       F 75     4.78    4.96    5.19    5.47    5.81    6.19    6.62    7.09
       F 80     4.96    5.17    5.43    5.76    6.15    6.62    7.17    7.77
       F 85     5.16    5.39    5.69    6.05    6.52    7.09    7.77    8.54

        * Age on birthday nearest the due date of the first payment, adjusted according to the table in the Basis Of Computation provision in Part
          7. Monthly payment rates for adjusted ages not shown and for two males will be furnished on request.

--------------------------------------------------------------------------------

Electing A Payment      To elect any option, we require that a written request,
Option                  satisfactory to us, be received at our Service Center.
                        The Owner may elect an option during the Annuitant's lifetime. If the death benefit is payable in one sum when the Annuitant dies, the Beneficiary may elect an option with our consent.

                        Options for any amount payable to an association, corporation, partnership, or fiduciary are available with our consent. However, a corporation or partnership may apply any amount payable to it under Option C, E, or F if the option payments are based on the life or lives of the Annuitant, the Annuitant's spouse, any child of the Annuitant, or any other person agreed to by us.


Effective Date And      The effective date of an option is the date the amount
Payment Date            is applied under that option. For a death benefit, this
                        is the date that due proof of the Annuitant's or Owner's death is received at our Service Center. For a maturity value, it is the date the contract matures. For the cash redemption value, it is the effective date of redemption.

                        The first payment is due on the effective date, except that the first payment under Option D is due one month later. A later date for the first payment may be requested in the payment option election. All payment dates will fall on the same day of the month as the first one. No payment will become due until a payment date. No part payment will be made for any period shorter than the time between payment dates.

                        Example: Monthly payments are being made to your son on
                                 the 1st of each month. He dies on the 10th. No part payment is due your son or his estate for the period between the 1st and the 10th.

Withdrawals And         If provided in the payment option election, all or part
Changes                 of the unpaid balance under Options A and D may be
                        withdrawn or applied under any other option.

                        If provided in the payment option election, the commuted value of the future payments under Variable Monthly Income Option B may be withdrawn. In this case, the number of annuity units that Variable Monthly Income Option B has in each division of the Separate Account will be commuted at the Assumed Investment Rate. The commuted units in each division will be multiplied by the annuity unit value for that division on the date the commuted value is determined. The commuted value will be the sum of the values determined for each division less any deduction for sales charges that applies.

                        A deduction for sales charges will apply only if:

                          . No sales charges were deducted when the redemption or maturity value was applied under Variable Monthly Income Option B; and

                          . A deduction for sales charges would be made if this contract was redeemed or matured in one sum on the date commutation is made; and

                          . Commutation is made during the lifetime of the person receiving the Option B payments.

                        The amount of the sales charge deduction will be the same as if this contract was redeemed for an amount equal to the commuted value (before deduction of the sales charge) on the date commutation is made.

Income Protection       To the extent permitted by law, each option payment and
                        any withdrawal shall be free from legal process and the claim of any creditor of the person entitled to them. No option payment and no amount held under an option can be taken or assigned in advance of its payment date, unless the Owner's written consent is given before the Annuitant dies. This consent must be received at our Service Center.

                        Part 7.   Notes On Our Computations

                        This Part covers some technical points about this contract.

Net Investment Factor   For each division of the Separate Account, the Net
                        Investment Factor for any valuation period is the gross investment rate for that period plus 1.000000 and minus an asset charge. This asset charge will be not more than .0000411 for each day of a valuation period. The Net
                        Investment Factor may be greater or less than 1.000000.

                        For each division of the Separate Account, the gross investment rate for any valuation period is equal to:

                          . The net earnings of that division during the valuation period, divided by

                          . The value of the total assets of that division at the beginning of the valuation period.

                              The net earnings of each division are equal to the accrued investment income and capital gains and losses (realized and unrealized) of that division reduced by any amount charged against that division for taxes paid or reserved for by us. The gross investment rate will be determined by us in accordance with generally accepted accounting principals and applicable laws, rules, and regulations. This determination shall be conclusive upon the Owner, the Annuitant, any Beneficiary, and any assignee and any other person under this contract.

Accumulation Unit             The value of an accumulation unit in each division
Value                         was set at $1.000000 on the first valuation date
                              selected by us. The value on any date thereafter is equal to the product of the Net Investment
                              Factor for that division for the valuation period that includes that date and the value of the corresponding accumulation unit value on the preceding valuation date.

Annuity Unit Value            All annuity unit values in each division were set
                              at $1.000000 on the first valuation date selected by us. The value on any date thereafter is equal to (a) the Net Investment Factor for that division for the valuation period that includes that date divided by (b) the sum of 1.000000 and the rate of interest for the number of days in the valuation period, computed at an effective annual rate equal to the Assumed Investment Rate, and multiplied by
                              (c) the corresponding annuity unit value on the preceding valuation date.

Assumed Investment            The Assumed Investment Rate is the annual interest
Rate                          rate assumed in determining the first payment
                              under each of the Variable Monthly Income payment options. The amount of each subsequent payment from each division of the Separate Account will depend on the relationship between the Assumed
                              Investment Rate and the actual investment performance of that division. The Assumed
                              Investment Rate will be 4% per annum. If a 4% rate would result in a first Variable Monthly
                              Income payment larger than that permitted under applicable state law, we will select a lower rate to comply with that law.

Adjustment Of Units           We have the right to split or consolidate the
And Values                    number of accumulation units or annuity units
                              credited to the contract, with a corresponding increase or decrease in the unit values. We may exercise this right whenever we consider an adjustment of units to be desirable. However, strict equity will be preserved in making any adjustment. No adjustment will have any material effect on the benefits, provisions, or investment return of this contract, or on the Owner, Annuitant, any Beneficiary, any assignee or other person, or on us.

Payment Calculation           Payments under a Variable Monthly Income payment
Date                          option are calculated on a payment calculation
                              date. That date is the earliest valuation date that is not more than 10 days before the due date of the payment.

Computing Variable            The first payment under a Variable Monthly Income
Monthly Income                payment option is computed in the following steps:
Payments
                                  (1)  For each division, we multiply the
                                       proceeds from the division by the rate we are using for the payment option as of the date of the first payment.

                                  (2) For each division, we multiply the result of step (1) above by the ratio of the accumulation unit value for the division on the first payment calculation date (see Payment Calculation Date provision above) to the accumulation unit value of the division on the due date the first payment is due.

                                  (3)  We sum the results of step (2) for all
                                       divisions of the Separate Account; this
                                       is the first payment.

                              Future payments under a Variable Monthly Income payment option are measured by annuity units. The number of annuity units in each division is the portion of the first payment provided by that division divided by the annuity unit value for that division on the first payment calculation date.

                       For payments after the first one, the annuity units in each division are multiplied by the annuity unit value on the payment calculation date that applies. The payment to be made on the payment due date is the sum of the amounts provided by each division.

Basis Of Computation   In computing the minimum payments under Fixed Income
                       payment options C, E, and F, we use mortality rates from the 1983 Table a with Projection Scale G for 30 years and with female rates set back five years.

                       The Variable Monthly Income Option C, E, and F Tables are based on mortality rates from the 1983 Table a, with Projection Scale G, for annuitants born in 1942. For all other years of birth, the mortality improvement is determined by adjusting the annuitant's age according to the following table:

                                     Adjustment to               Adjustment to
                       Year of Birth  Actual Age   Year of Birth  Actual Age

                         1905-1909     +7 Years      1955-1959     -3 Years
                         1910-1914     +6 Years      1960-1964     -4 Years
                         1915-1919     +5 Years      1965-1969     -5 Years
                         1920-1924     +4 Years      1970-1974     -6 Years
                         1925-1929     +3 Years      1975-1979     -7 Years
                         1930-1934     +2 Years      1980-1984     -8 Years
                         1935-1939     +1 Year       1985-1989     -9 Years
                         1940-1944     +0 Years      1990-1994     -10 Years
                         1945-1949     -1 Year       1995-1999     -11 Years
                         1950-1954     -2 Years      2000-2004     -12 Years

                       The annual interest rate used is the Assumed Investment Rate discussed in this Part.

Guarantees             All benefits, payments, and values under this contract
                       that depend on the investment performance of the Separate
                       Account may increase or decrease, as discussed in this Part. However, we guarantee that the dollar amounts of variable benefits will not be adversely affected by variations of actual expenses from expense charges stated in this contract. Also, those benefits will not be adversely affected by variations in actual mortality from the mortality assumptions stated in this contract.

                       A part of the assets of the Separate Account is the reserve for variable benefits and liabilities that depend on the investment performance of that Account. That part of the assets shall not be charged with any liabilities we have that arise from any business we conduct that does not depend on the performance of that Account.

WHERE TO FIND IT

                                                                       Page No.

  The Schedule Page ........................................................1
Part 1. - The Basics Of This Contract ......................................2
  The Parties Involved - Owner, Joint Owner, Annuitant,
    Beneficiary, Irrevocable Beneficiary, Payee ............................2
  Dates - Contract Date, Contract Anniversary Date,
    Contract Year, Issue Date, Maturity Date ...............................2
  This Is A Legal Contract .................................................3
  Trusts And Other Agreements ..............................................3
  Representations And Contestability .......................................3
  Misstatement Of Age Or Sex ...............................................3
  Meaning Of In Force ......................................................3
  Service Center ...........................................................3
  Contract State ...........................................................3
  Currency .................................................................3
  Contract Is Not Participating ............................................3
Part 2. - Purchase Payments ................................................3
  The First Purchase Payment ...............................................3
  Purchase Payment Flexibility .............................................4
  Right To Terminate Contract ..............................................4
  Where To Pay .............................................................4
  Net Purchase Payments ....................................................4
  Allocation Of Net Purchase Payments ......................................4
Part 3. - Separate Account, Values, And Charges ............................4
  The Separate Account .....................................................4
  Changes In The Separate Account ..........................................5
  Accumulation Units And Annuity Units .....................................5
  Valuation Date, Valuation Time, Valuation Period .........................5
  Purchase And Sale Of Accumulation Units ..................................5
  Accumulated Value Of Contract ............................................6
  Administrative Charge ....................................................6
  Deductions For Sales Charges .............................................6
  Amount Of Sales Charge ...................................................7
Part 4. - Life Benefits ....................................................8
 Contract Ownership ........................................................8
  Rights Of Owner ..........................................................8
  Assigning This Contract ..................................................8
  Changing The Owner, Payee, Or Beneficiary ................................8
  Transfers Of Values ......................................................8
  Limitations On Transfers .................................................8
  Transfer Fee .............................................................8
Redeeming This Contract ....................................................9
  Right To Redeem ..........................................................9
  Cash Redemption Value ....................................................9
  Partial Redemptions ......................................................9
  When And How We Pay ......................................................9
Right To Change The Maturity Date ..........................................9
  Electing An Early Maturity Date ..........................................9
  Electing A Later Maturity Date ...........................................9
Other Provisions Regarding Life Benefits ...................................9
  Periodic Statements ......................................................9
  Receipt Of Information ..................................................10
Part 5. - Maturity Benefit And Death Benefit ..............................10
 Maturity Benefit .........................................................10
  Maturity Value ..........................................................10
  Monthly Life Income .....................................................10
  Alternate Settlements At Maturity .......................................10
  Restriction On Rights ...................................................10
 Death Benefit ............................................................10
  Amount Of Death Benefit .................................................10
 Interest On Maturity Or Death Benefit ....................................11
  Interest Payable ........................................................11
Part 6. - Payment Options .................................................11
  Fixed Income Payment Options ............................................11
  Variable Monthly Income Payment Options .................................11
  Availability Of Payment Options .........................................12
  Minimum Amounts .........................................................12
  Electing A Payment Option ...............................................19
  Effective Date And Payment Date .........................................19
  Withdrawals And Changes .................................................20
  Income Protection .......................................................20
Part 7. - Notes On Our Computations .......................................20
  Net Investment Factor ...................................................20
  Accumulation Unit Value .................................................21
  Annuity Unit Value ......................................................21
  Assumed Investment Rate .................................................21
  Adjustment Of Units And Values ..........................................21
  Payment Calculation Date ................................................21
  Computing Variable Monthly Income Payments ..............................21
  Basis Of Computation ....................................................22
  Guarantees ..............................................................22

Any riders and endorsements, and a copy of the application for the contract, follow Page 22.

[LETTERHEAD OF MASS MUTUAL APPEARS HERE]
                                           -----------------
                                           Deferred Variable Annuity
                                           Contract

                                           With Oppenheimer Variable Account
                                           Funds and MML Series Investment Funds



This Contract provides that:

Flexible purchase payments may be made, while the Annuitant and Owner are living, to the date this contract matures.

A death benefit is payable if the Annuitant or Owner dies before this contract matures.

A monthly life income is payable beginning on the date this contract matures if the Annuitant and Owner are living at that time.





This Contract is not participating. It does not provide for the payment of dividends.

Notice Of Annual Meeting

The Owner is hereby notified that, by virtue of this contract he or she is a member of Massachusetts Mutual Life Insurance Company and is entitled to vote either in person or by proxy at any and all meetings of said Company. The annual meetings are held at its Home Office, in Springfield, Massachusetts, on the second Wednesday in April of each year at 2 o'clock p.m.